Heilig-Meyers Company
Computation of Ratio of Earnings to Fixed Charges
(dollar amounts in thousands)



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                                                                                Fiscal Year Ended February 28(29)
                                               ----------------------------------------------------------------------------------

                                                          1996              1995             1994              1993         1992
                                               ----------------  ---------------- ----------------  ---------------- ------------
Net Income Before Taxes                                 64,527           105,901           87,154            59,394       41,237

Interest                                                40,767            32,889           23,834            23,084       21,389
Property Rentals                                        21,868            33,631           22,345            17,143            0
Equipment Rentals                                       41,216            16,050           11,964             3,763       17,405
                                               ----------------  ---------------- ----------------  ---------------- ------------

Total Earnings Available                               168,378           188,471          145,297           103,384       80,031


Fixed Charges:
     Interest                                           40,767            32,889           23,834            23,084       21,389
     Property Rentals                                   21,868            33,631           22,345            17,143            0
     Equipment Rentals                                  41,216            16,050           11,964             3,763       17,405
                                               ----------------  ---------------- ----------------  ---------------- ------------
Total Fixed Charges                                    103,851            82,570           58,143            43,990       38,794


Ratio of Earnings to Fixed Charges                        1.62              2.28             2.50              2.35         2.06


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